  P.O. Box 2198 · Memphis, TN · 38101-2198 · (901) 495-6500 · Fax: (901) 495-8300

News: For immediate release

AUTOZONE SECOND QUARTER EPS UP 36% OVER PRIOR YEAR;
ROIC IMPROVES TO 21.4% ON A TRAILING FOUR QUARTERS BASIS

Memphis, Tenn. (March 4, 2003) -- AutoZone, Inc. (NYSE: AZO), today reported sales of $1.121 billion for its second fiscal quarter (12 weeks) ended February 15, 2003, an increase of 3.6% from fiscal 2002.  Excluding the sales of the TruckPro subsidiary which was sold in December 2001 sales increased 4.8%.  Same store sales, or sales for domestic stores open at least one year, increased 2.4% during the quarter.  Gross profit, as a percentage of sales, for the quarter improved by 0.34 percentage points, while operating expenses, as a percentage of sales, declined by 1.62 percentage points.  This resulted in a 13.2% operating profit margin, up 1.96 percentage points from last year.  Net income for the quarter increased 24% to $79.3 million, while diluted earnings per share increased 36% to $0.79 from $0.58 reported in the year-ago quarter.  Return on invested capital for the trailing four quarters increased to 21.4%.

For the fiscal year-to-date period (24 weeks), sales were $2.339 billion, an increase of 3.6% from the previous year, with a same store sales increase of 3.5%.  Year-to-date net income increased 25% to $184.2 million, while diluted earnings per share for the period increased 37% to $1.83 from $1.34.  On a trailing four quarters basis, AutoZone has achieved a 5.8% same store sales increase, including 4.0% for retail and 22.8% for commercial.

"We are pleased with our strong performance through the second quarter, even as we anniversaried 12% same store sales increases from the prior year," said Steve Odland, Chairman, President, and Chief Executive Officer.  "The 29% same store sales increase in our AZ Commercial business reflects our commercial customers' positive response to our efforts.  Additionally, we are excited about our new advertising initiatives.

"Our continued focus on controlling costs through relentless expense discipline continues to drive shareholder value.  Operating expenses as a percentage of sales declined 1.62 percentage points to 31.1% in the second quarter.  This rate is the lowest second quarter rate achieved since 1995.  Additionally, we maintained our inventory per store at levels not exceeding the first quarter while reducing net inventory per store versus the previous year.

"AutoZone believes in the highest level of integrity in its operations and financial reporting.  Among other things during 2000, we created a Nominating and Corporate Governance Committee which is comprised of independent directors.  We restructured our Board of Directors, repealed our poison pill, and instituted a code of conduct.  I am proud to say that our efforts have been recognized recently by Institutional Shareholder Services.  Out of 5,000 companies assessed, ISS ranked AutoZone in the top ten in its overall Corporate Governance Quotient Research Tool.  This rating confirms that we are focused on the right things for instilling honest, clear decision making procedures in all our day-to-day activities."

Additionally, AutoZone, Inc. announced on January 29, 2003 that its Board of Directors authorized the repurchase of an additional $500 million of the company's common stock, in connection with the ongoing share repurchase program.  During the quarter, the company purchased 3.8 million shares for $259 million, including $178 million purchased under forward purchase contracts.  Since 1998, cumulative share repurchases under the share repurchase program were $2.39 billion, or 66.3 million shares at an average price of $36.08 per share, including $297.5 million, or 4.3 million shares, under forward purchase contracts. Subsequent to the end of the quarter, the company purchased 1.5 million shares in settlement of certain forward contracts outstanding as of February 15, 2003, at an average cost of $64.92 per share.

AutoZone will host a one-hour conference call Wednesday, March 5, 2003, beginning at 9 a.m. (CST) to discuss this press release and the outlook for the remainder of fiscal 2003. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "Investor Relations," "Conference Calls," or by going directly to http://www.autozone.com/Investors.  The call will also be available by dialing (712) 271-3887. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (402) 998-1323 through Tuesday, April 8, 2003.

During the quarter, AutoZone opened 30 new stores, replaced 3 stores and closed 6 stores in the U.S. and opened 1 new store in Mexico.  As of February 15, 2003, AutoZone sells auto and light truck parts, chemicals and accessories through 3,122 AutoZone stores in 44 states plus the District of Columbia in the U.S. and 41 AutoZone stores in Mexico and also sells the ALLDATA brand automotive diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information through www.alldatadiy.com, and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements.  These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and availability of commercial transportation.  Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone's Form 10-K for the fiscal year ended August 31, 2002, for more information related to those risks.  AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

Contact Information:

Media:  Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com

AutoZone's 2nd Quarter Highlights - Fiscal 2003

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	12 Weeks Ended February 15, 2003	12 Weeks Ended February 9, 2002	24 Weeks Ended February 15, 2003	24 Weeks Ended February 9, 2002	Trailing 4 Quarters February 15, 2003	Trailing 4 Quarters February 9, 2002

Net sales	$ 1,120,696	$ 1,081,311	$ 2,339,331	$ 2,257,363	$ 5,407,478	$ 5,037,983
Cost of goods sold	624,697	606,411	1,293,942	1,266,327	2,977,738	2,876,556
Gross profit	495,999	474,900	1,045,389	991,036	2,429,740	2,161,427
Operating expenses	348,501	353,751	709,565	714,383	1,599,561	1,558,442
Restructuring and impairment charges	---	---	---	---	---	126,689
Operating profit	147,498	121,149	335,824	276,653	830,179	476,296
Interest expense, net	19,633	18,278	38,738	37,705	80,893	89,846
Income before taxes	127,865	102,871	297,086	238,948	749,286	386,450
Taxes	48,590	39,100	112,900	91,100	284,800	148,600
Net income	$ 79,275	$ 63,771	$ 184,186	$ 147,848	$ 464,486	$ 237,850
Net income per share:
Basic	$ 0.81	$ 0.60	$ 1.87	$ 1.38	$ 4.63	$ 2.18
Diluted	$ 0.79	$ 0.58	$ 1.83	$ 1.34	$ 4.52	$ 2.14
Shares outstanding:
Basic	98,446	106,846	98,627	107,415	100,388	109,189
Diluted	100,393	109,797	100,800	110,201	102,772	111,229

Selected Balance Sheet Information
(in thousands)

	February 15, 2003	February 9, 2002	August 31, 2002

Merchandise inventories	$ 1,490,172	$ 1,273,420	$ 1,375,584
Current assets	1,577,914	1,350,012	1,450,128
Property and equipment, net	1,662,567	1,682,335	1,661,728
Total assets	3,614,582	3,421,448	3,477,791
Accounts payable	1,048,077	838,092	1,145,533
Current liabilities	1,469,797	1,206,581	1,533,571
Stockholders' equity	747,774	891,600	689,127
Debt	1,339,542	1,251,942	1,194,517
Working capital	108,117	143,431	(83,443)

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended February 15, 2003	12 Weeks Ended February 9, 2002	24 Weeks Ended February 15, 2003	24 Weeks Ended February 9, 2002	Trailing 4 Quarters February 15, 2003	Trailing 4 Quarters February 9, 2002

Depreciation & amortization	$ 25,243	$ 27,924	$ 50,836	$ 56,093	$ 112,998	$ 126,183
Capital spending	$ 31,367	$ 24,411	$ 61,832	$ 40,622	$ 138,449	$ 116,847
Cash flow before share repurchases	$ 54,522	$ 128,464	$ 14,470	$ 142,671	$ 601,667	$ 598,699
Share repurchases	$ 80,972	$ 99,764	$ 159,495	$ 169,211	$ 689,267	$ 330,596

Other Selected Financial Information
(in thousands)

	February 15, 2003	February 9, 2002

Cumulative share repurchases ($):
On balance sheet	$ 2,095,191	$ 1,405,944
Forward contracts	297,525	115,332
Total	$ 2,392,716	$ 1,521,276

Cumulative share repurchases (shares):
On balance sheet	62,032	51,423
Forward contracts	4,283	2,492
Total	66,315	53,915

Shares outstanding, end of quarter	97,857	106,433

After-tax return on invested capital	21.4%	15.7%

AutoZone's 2nd Quarter Fiscal 2003
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended February 15, 2003	12 Weeks Ended February 9, 2002	24 Weeks Ended February 15, 2003	24 Weeks Ended February 9, 2002

Domestic stores:
Store count:
Stores opened	30	38	61	53
Stores closed	6	--	7	35
Replacement stores	3	4	4	10
Total domestic stores	3,122	3,037	3,122	3,037

Stores with commercial sales	1,954	1,643	1,954	1,643

Square footage (in thousands):	19,986	19,505	19,986	19,505

Stores in Mexico:
Stores opened	1	1	2	2
Total auto parts stores in Mexico	41	23	41	23

Sales & Inventory Statistics (Domestic stores):

	12 Weeks Ended February 15, 2003	12 Weeks Ended February 9, 2002	24 Weeks Ended February 15, 2003	24 Weeks Ended February 9, 2002

Sales per average store ($ in thousands)	$ 349	$ 345	$ 734	$ 712
Sales per average square foot	$ 55	$ 54	$ 115	$ 111

Same store sales - rolling 13 periods
Total	2.4%	11.9%	3.5%	10.2%
Retail vs. commercial
Retail	(0.6) %	11.3%	0.7%	9.6%
Commercial	29.2%	17.9%	28.7%	15.8%

Inventory turns:
Based on average inventories	2.1 X	2.3 X
Based on ending inventories	2.0 X	2.2 X
Inventory turns, net of payables:
Based on average inventories	8.4 X	7.1 X
Based on ending inventories	6.9 X	6.6 X

Accounts payable/inventory (total company)	70%	66%